January 10, 1995



Timothy V. Wolf
834 Valley Road
Glencoe, IL. 60022


Dear Tim:

It is with great pleasure that we offer you the position of Senior Vice President and Chief Financial Officer for Coors Brewing Company. You will be reporting to Leo Kiely at an annual base salary of $300,000. Your salary will be reviewed annually and adjusted January 1 of each year. In addition to your base salary, you will be paid a lump sum Officer's fee of $10,000 each July 1 (beginning July 1, 1995). You will also participate in the Executive Compensation Program which currently has three components:

Annual Management Incentive Compensation Plan (MIC): This program involves a cash payout based upon Company pre-tax earnings and individual performance. The 1995 payout target is 40% of salary (base plus Officer's fee). The potential payout range is 0-80%. We will guarantee you a minimum of 40% of annual salary for 1995.

Long Term Incentive Plan: This is a three year plan with payout based on cumulative return on invested capital. The current plan covers 1994, 1995, 1996 with payout in 1997. the 1997 payout target is 100% of salary (based on 1994 salary and pro-rated based on start date). The potential payout range is 0-200% of salary. This plan involves several options for receiving payout.

Stock Options: Currently, stock options are granted annually. Your participation will become effective January 1, 1995. The number of options granted is determined by dividing 75% of your salary by the fair market value of the stock on the grant date. Vesting is based on an increase in share price.

Additional details of our Executive Compensation Program are covered in the enclosed plan documents.

Also enclosed is a summary of Officer benefits that are available to you and details of our relocation program, which will include one month's gross salary for incidental costs and third-party buy-out of your current residence in Glencoe. As we discussed, we will be flexible regarding temporary living arrangements/timing and travel to/from Chicago in order to accommodate Mary and the children's schedules.

We anticipate a long and mutually rewarding relationship. However, you should know that your employment is "at will" with no obligation on either you or the Company to continue for a set length of time. In addition, as an Officer of the Company, our relationship will be regulated by the Company's bylaws.

In the very unlikely event that your employment with the Company should be terminated for reasons other than cause during the first two years of employment, 15 months of total salary (base plus 40% annual bonus) will be paid to you. After your first two years of employment, you will be covered by the standard Officer severance package, which is currently one year of base salary.

Leo and I look forward to an anticipated start date as soon as practicable and we are enthusiastic about your joining the Coors leadership team. (This offer is contingent upon your successful completion of our pre-employment drug screen, which can be scheduled at your convenience when you report to work). If you have any questions, please contact me at 303-277-3728.

Best Regards,




Bob Ehret
Senior Vice-President, Human Resources


_____________________________________

Offer accepted: Tim Wolf                     Date: __________________


cc: Leo Kiely
    Tom Hardy

Enclosures(6):  1995 Annual Incentive Plan (MIC)
    Long Term Incentive Plan
    Stock Option Plan
    Benefit Summary (including Officer benefits)
    Relocation summary
    Inventions and Non-Disclosure Agreement





January 13, 1995




Mr. Timothy V. Wolf
834 Valley Road
Glencoe, IL  60022

Dear Tim:

We are all excited about your joining the management team at Coors Brewing Company and look forward to you establishing a firm date for you to begin.

This letter will serve as an addendum to your signed offer letter dated January 10, 1995.

Sale of Glencoe Home

You will participate in the normal Coors third party home purchase process. (Please contact Nadine Detro at 303-277-3813 for details.) If the guaranteed price doesn't not meet the equity that exists in your current home, you will document that equity, along with major capital improvements/modifications, and we will provide an equity protection up to an amount of $75,000.

Mortgage Interest Differential

We will administer, consistent with the attached procedures.

Temporary Living

The Company will provide a modest, furnished condominium or apartment until you close on your home in Glencoe. Additionally, we will reimburse reasonable expenses for weekly commuting to and from Chicago and Denver until your family joins you in Colorado.

Incidental Relocation Allowance

The one-month allowance will be modified to be grossed up for taxes, i.e., $25,833.32 net.

Severance Clause

In the very unlikely event that your employment with the Company should be terminated for reasons other than cause during the first two years of employment, 18 months of total salary (base plus 40% annual bonus) will be paid to you. After your first two years of employment, you will be covered by the standard Officer severance package, which is currently one year of base salary.

Household Goods Movement

Special handling and/or crating will be provided for specifically requested items.

Medical Insurance for Psychological Treatment

As per the attached explanation and enclosed Benefits on Tap brochure, psychological treatment is reimbursable at certain levels of coverage, depending on the choices you select.

Private School Process

We look forward to the visit of your entire family January 22-24. Let's talk regarding details, etc. If the Rocky Mountain School turns out not to be acceptable, resources will be provided to find suitable schools.

Leo announced your arrival internally at the "Breakfast Club" meeting today. (He received an enthusiastic ovation!) Formal external announcements are in the process of being drafted by Anita Russell, Director of Corporate Communications, who will contact you directly to finalize. You and Leo should talk on the phone regarding how best to communicate your new position to "the street," analysts, etc.

Again, I enthusiastically look forward to the opportunity of working with you and welcoming Mary and the boys to Colorado!

Sincerely,



Robert W. Ehret


RWE:sn
Enclosures

cc:  Leo Kiely